Exhibit 99.1

diaDexus, Inc. Reports 2010 Third Quarter Financial Results
Guidance for Year-End 2010 and 2011 Outlook

South San Francisco, CA – November 15, 2010 – diaDexus, Inc. (OTCBB: DDXS.OB), a diagnostics company focused on the development and commercialization of patent-protected in vitro diagnostic products addressing unmet needs in cardiovascular disease, today announced financial results for the third quarter of 2010. Total revenues for the 2010 third quarter at $3.2 million represented a 26% growth over total revenues of $2.5 million for the third quarter of 2009. Net cash used in operating activities for the third quarter of 2010 was $2.2 million.

Year-to-date revenues for the period ended September 30, 2010 were $8.5 million vs. $8.8 million in the same period a year ago, a decrease primarily attributable to lower product sales due to a related party’s reduced clinical trials testing. Revenues were also impacted by the previously disclosed voluntary withdrawal of the PLAC TIA Test in May 2010, one of the two formats of the PLAC Test. Cash and short term investments at September 30, 2010 were $23.2 million compared to $4.8 million at December 31, 2009. The increase is primarily a result of the reverse merger transaction with VaxGen, Inc. completed July 28, 2010, from which diaDexus obtained $23.4 million in cash and equivalents held by VaxGen, partially offset by the repayment of debt and cash used in operating activities.

Commenting on the financial results, Chief Executive Officer Patrick Plewman stated, "We are pleased to report good growth despite the lower related party sales and the voluntary withdrawal of the PLAC TIA product. We believe we have addressed the root cause of the PLAC TIA product performance issue, and a new 510(k) for an enhanced PLAC TIA product was submitted to the FDA on June 30, 2010.”  Mr. Plewman also commented, “The PLAC test provides valuable information, over and above traditional risk factors, such as smoking, blood pressure, cholesterol, family history and age, to help identify individuals at increased risk of suffering a heart attack or stroke.”

Guidance

diaDexus said it believes that total revenues for 2010 will be approximately $11.2-11.4 million vs. $11.9 million in 2009, a decrease primarily attributable to lower product sales to a related party and the voluntary withdrawal of the PLAC TIA product. diaDexus also provided guidance for 2011, projecting approximately a 10 percent increase in year-over-year total revenues, or $12-13 million for 2011. For the fourth quarter of 2010, the company expects cash used in operations to be approximately $3-3.5 million, reflecting three months of post-reverse merger operating expenses, in contrast to the third quarter of 2010, in which only two months of expenses were included. The company also projected that it has sufficient cash through 2011, based on its current operating plan. Future financing needs will depend on the company’s ability to maintain and grow its current product revenues, progress in achieving additional positive coverage decisions from insurers for the PLAC test, the timing of the FDA clearance of the enhanced PLAC TIA product, and the company’s ability to manage its obligations under real estate leases and obligations to employees.

Webcast

diaDexus said it is hosting a webcast on Tuesday, November 16 at 1:30 PM EST (10:30 AM PST) to present a corporate overview and further discuss the 2010 third quarter’s financial results as well as its guidance for both the year-end and 2011. The webcast may be accessed via the company’s website at www.diadexus.com/webcast.

About diaDexus, Inc.

diaDexus, Inc., based in South San Francisco, California, is focused on the development and commercialization of patent-protected in vitro diagnostic products addressing unmet needs in cardiovascular disease. The company’s PLAC ELISA Test for Lp-PLA2 is the only blood test cleared by the FDA to aid in assessing risk for both coronary heart disease and ischemic stroke associated with atherosclerosis. For more information, please visit the company’s website at www.diaDexus.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the company’s plans, objectives, expectations and intentions with respect to future operations and products and other statements that are not historical in nature, particularly those that use terminology such as “will,” “potential”, “could,” “can,” “believe,” “intends,” “continue,” “plans,” “expects,” “projects,” “estimates” or comparable terminology. Forward-looking statements are based on current expectations and assumptions, and entail various known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to diaDexus that could cause actual results to differ materially from those expressed in such forward-looking statements include diaDexus’ ability to identify the root cause of product performance issues and to obtain and maintain regulatory clearance for our PLAC Test and new diagnostic products, including receiving approval to reintroduce our  PLAC TIA product, shipments of which we suspended in May 2010; diaDexus’ ability to demonstrate that treatment of individuals based on their Lp-PLA2 levels improves clinical outcomes in prospective clinical studies; the rate of adoption of the PLAC Test by doctors and laboratories; the insurance payer community’s acceptance of and reimbursement for the PLAC Test; diaDexus’ reliance on sole source third party manufacturers to manufacture and supply our main reagent and the PLAC Test; our ability to retain key employees and to attract, retain and motivate other qualified personnel; diaDexus’ limited revenue and cash resources; and diaDexus’ significant corporate expenses, including expenses associated with being a public company. Additional factors that could cause diaDexus’ results to differ materially from those described in the forward-looking statements can be found in diaDexus’ most recent quarterly report on Form 10-Q and other reports filed with the Securities and Exchange Commission, and available at the SEC’s web site at www.sec.gov. The information set forth herein speaks only as of the date hereof, and diaDexus disclaims any intention and does not assume any obligation to update or revise any forward looking statement, whether as a result of new information, future events or otherwise.

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DIADEXUS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
 (In thousands, except share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Revenues:
License revenue	$76	$79	$229	$236
Royalty revenue	882	980	2,627	3,194
Product sales	2,014	1,048	5,074	4,181
Product sales to related party	181	391	521	1,174
Total revenues	3,153	2,498	8,451	8,785
Operating costs and expenses:
Product costs	1,135	807	3,382	2,570
Sales and marketing	1,384	1,747	4,036	5,175
Research and development	1,604	939	3,584	2,901
General and administrative	1,861	685	3,520	2,292
Total operating costs and expenses	5,984	4,178	14,522	12,938
Loss from operations	(2,831)	(1,680)	(6,071)	(4,153)
Other (loss) income
Interest and other income	62	106	69	314
Interest and other expense	(58)	(171)	(356)	(857)
Total other (loss) income	4	(65)	(287)	(543)
Net loss	$(2,827)	$(1,745)	$(6,358)	$(4,696)
Basic and diluted net loss per share:	$(0.07)	$(0.09)	$(0.23)	$(0.25)
Weighted average shares used in computing basic and diluted net loss per share	43,086,474	19,059,144	27,156,266	19,059,144

DIADEXUS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	September 30, 2010	December 31, 2009
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$23,238	$2,539
Short-term investment securities	—	2,262
Accounts receivable	1,265	1,637
Receivable from related party	196	295
Inventories	106	221
Restricted cash	400	—
Assets held for sale	310	—
Prepaid expenses and other current assets	1,155	618
Total current assets	26,670	7,572
Restricted cash	1,400	400
Property and equipment, net	784	1,366
Other long-term assets	3	130
Total assets	$28,857	$9,468

Liabilities, Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$736	$273
Notes payable	—	3,498
Deferred revenues, current portion	344	318
Deferred rent, current portion	156	194
Unfavorable lease obligations	383	—
Accrued and other current liabilities	1,747	1,922
Total current liabilities	3,366	6,205
Long-term deferred rent	—	103
Non-current portion of unfavorable lease obligation	3,649	—
Non-current portion of deferred revenue	912	1,140
Warrant liability	—	36
Other long term liabilities	1,058	—
Total liabilities	8,985	7,484

Commitments and contingencies

Convertible preferred stock	—	168,242

Stockholders’ equity (deficit):
Common stock	531	18
Additional paid-in capital	204,714	12,739
Accumulated deficit	(185,373)	(179,015)
Total stockholders’ equity (deficit)	19,872	(166,258)
Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$28,857	$9,468

*
The balance sheet at December 31, 2009 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.